Code of Ethics

Acuitas feels strongly that its employees should conduct themselves with integrity and dignity and act in an ethical manner in their dealings with the public, clients, employers, employees and consultants. While Acuitas allows individuals to invest for their own accounts, Acuitas' philosophy is that employees shall avoid conflicts of interest (or even the appearance of conflict) between their client's and their own securities transactions. Governmental agencies that regulate investment advisers, such as the Securities and Exchange Commission and state securities commissions, require that investment advisers adopt written procedures to educate and inform personnel about the adviser's policies and expectations regarding their personal trading activity.

For these reasons, Acuitas has adopted this Code of Ethics. All employees, including directors, officers, managers, control persons, and others, must conduct their professional activities in accordance with this Code of Ethics. Acuitas' Chief Compliance Officer will be responsible for monitoring and enforcing compliance with this Code.

In some cases, Acuitas may establish internal rules or practices by agreement with a client, including but not limited to an investment fund managed by Acuitas, that are more strict or less strict, or that otherwise differ, from the rules and practices described below. In the case of any such difference, the rules or practices established by that agreement with the client will govern, but this Code of Ethics will otherwise apply with respect to such a client.

The Fiduciary Standard and Loyalty to Clients

Section 206 of the Investment Advisers Act of 1940 Act establishes federal fiduciary standards to govern the conduct of investment advisers. All supervised persona are required to comply with applicable federal securities laws. Section 206 states that it is unlawful for any investment adviser, using the mails or any means or instrumentality of interstate commerce:

1. To employ any device, scheme or artifice to defraud a client or prospective client;

2. To engage in any transaction, practice, or course of business which defrauds or deceives a client or prospective client;

3. To knowingly sell any security to or purchase any security from a client when acting as principal for his or her own account, or knowingly to effect a purchase or sale of a security for a client's account when also acting as broker for the person on the other side of the transaction, without disclosing to the client in writing before the completion of the transaction the capacity in which the adviser is acting and obtaining the client's consent to the transaction; and

4. To engage in fraudulent, deceptive or manipulative practices.

In its application of the fourth standard above, the SEC has focused at times on certain personal trading activities, such as front running or trading on insider information, as clear violations of the Advisers Act.

To be loyal to its clients, in keeping with this fiduciary standard, Acuitas requires that its employees and affiliates exercise the following duties of care:

1. Provide advice that is suitable for the client.

2. Fully disclose all material facts and potential conflicts of interest.

3. Observe the utmost and exclusive loyalty and good faith.

4. Seek to obtain best execution of client transactions.

5. Exercise reasonable care to avoid misleading clients.

Additionally, Acuitas employees are restricted from participating in other businesses without disclosure to and approval from Acuitas' CCO and Management/Strategy Committee.

Supervised Persons and Access Persons Covered by the Code of Ethics

Supervised Persons are personnel whose daily activities are to be governed by the Code of Ethics are directors, officers, managers, persons with discretionary trading authority in advisory accounts, control persons, employees and others as deemed appropriate by Acuitas' Chief Compliance Officer.

Some Supervised Persons would also be considered Access Persons. An Access Person is defined as any persons who has access to nonpublic information regarding clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. Since providing investment advice is our primary business, all of Acuitas' directors, officers and partners are presumed to be Access Persons. The Chief Compliance Office will maintain a list of all persons deemed to be Access Persons. All Access Persons are required to submit initial and annual holdings reports and quarterly transaction reports pertaining to their personal investment accounts to the Chief Compliance Officer.

Securities Covered By (and Excluded From) the Code of Ethics

Securities covered by this Code of Ethics are listed and unlisted securities, private transactions (which include private placements, non-public stock or warrants) and securities that are not held in certificate form in the brokerage account statements made available to a company supervisor for his/her regular review. Transactions that are direct obligations of the United States do not need to be reported, nor do transactions in unaffiliated, open-end investment company shares (mutual funds).

Limitations of Personal Trading

Access persons are restricted by the following policies regarding trading activity in their own accounts, and those accounts held by members of their current household, including spouses and dependents, as well as in accounts for which the access person has a direct or indirect beneficial interest:

1. Acuitas' Chief Compliance Officer shall be designated as an interested party for the receipt of statements and confirmations for all appropriate personnel/accounts, including those accounts held at unaffiliated brokerage groups or banks.

2. Not less often than annually, employees will respond promptly to Acuitas' request for a current listing of all related accounts for the access person and for members of the access person's household.

3. Not less often than annually, supervised persons will review the current Code of Ethics, confirming receipt by promptly signing and returning a written acknowledgment.

4. Access persons will not purchase shares of any initial public offering.

5. Access persons are required to receive pre-approval for all investments in Limited Offerings, regardless of the size of the investment.

6. Trading on inside non-public information is strictly prohibited.

7. Access persons governed by this Code of Ethics will ensure that the client(s) shall always receive the better price, or the same price, in any transaction in which the access person buys or sells the same security as the client on the same day. Access persons will not deliberately time their personal transactions in any manner that would enable such person to obtain a better price than the client(s).

8. Supervised persons will not directly or indirectly engage in principal or agency cross transactions in an advisory account.

9. Access persons will willingly and promptly respond to any and all requests for personal trading activity reports or documentation.

10. Access persons will request permission from Acuitas' Chief Compliance Officer, in writing, prior to engaging in stock transactions in his/her personal or related brokerage accounts. Approval will be good for 2 days.

11. There will be a 7-day black-out period on stocks that are impacted both prior to and following any Acuitas directed asset flows. In the event that a decision is made less than 7 days prior to the activity, a black-out period will take effect immediately. The black-out period prohibits trading in any impacted stock around the time of Acuitas' decision to direct asset flows or make capital withdrawals from underlying managers. A restricted stock list may be established and maintained by the COO. This list is generated based on holdings reports from the sub-advisors.

12. Any personal trades valued at $5,000 or lower do not need approval, subject to the restrictions already described in the Code of Ethics. Investments in Limited Offerings valued below $5,000 still require pre-approval.

13. There will be a 60-day holding period for all trades.

Review of Personal Trading Activity

Not less often than quarterly, the Chief Compliance Officer will review the personal trading activity of its Access Persons by reviewing all duplicate confirmations and statements that are required. The Chief Compliance Officer's accounts will be reviewed by both managing partners on a quarterly basis in the same manner the Chief Compliance Officer reviews all Access Person accounts.

Access persons are required to promptly notify the Chief Compliance Officer of any additional related account that should be monitored. For any accounts established during the quarter in which any securities were held for the direct or indirect benefit of an employee, the Access Person must inform Acuitas' Chief Compliance Officer, in writing, of:

a. The name of the broker, dealer or bank with whom the Access Person established the account;

b. The date the account was established; and

c. The date that the report is submitted by the Access Person.

No later than 10 days after any of these persons becomes an Access Person (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):

a. The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

b. The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

c. The date that the report is submitted by the Access Person.

Sanctions for Violations to the Code of Ethics

Violations of the Code of Ethics are considered to be serious rule infractions and will be met with disciplinary action up to and including termination. With this in mind, it is important that each Supervised Person subject to the Code of Ethics review the document frequently to ensure familiarity with its rules and restrictions. All personnel have an obligation to report suspected violations of the firm's Code of Ethics to the Chief Compliance Officer. Employees should feel free to contact their supervisor with any questions or concerns they may have regarding these policies.

Insider Transactions and Fire Walls
Background

The Insider Trading and Securities Fraud Enforcement Act of 1988 (the "Act") requires investment advisers to establish, maintain and enforce written policies and procedures designed to prevent the misuse of material nonpublic information by its directors, officers and employees. Many states also require that such procedures be implemented by investment advisors registered in their jurisdictions.

The Act listed various policies and procedures that investment advisers need to adopt to prevent insider trading in their groups. These include restricting access to files likely to contain nonpublic information, providing continuing education programs concerning insider trading, restricting or monitoring trading in securities about which the group's employees might possess nonpublic information, and monitoring and reviewing trading for the group and individuals. Investment advisors are expected to establish policies that require personnel to conduct their personal trading through in-house accounts or to report such trading on a regular cycle as requested by their supervisor.

Acuitas has determined that adopting clear rules against insider trading is the best position an investment adviser group can take to avoid potential risks.

Insider Trading Policies

•No supervised person or affiliate of Acuitas shall buy or sell securities for his/her personal portfolio or for portfolios of others where his/her decision is substantially influenced by material information derived, in whole or in part, by reason of his or her employment unless the information is also available to the investing public on reasonable inquiry.

•Any person having access to material and non-public corporate information shall not effect securities transactions without disclosure of the information.

•To avoid possible violations, the principals and supervisors of Acuitas will exercise great care in their supervision of supervised persons and of the securities transactions of their access persons. If there is any question as to whether a contemplated purchase or sale would violate the insider trading rules, access persons must consult the Chief Compliance Officer before executing the transaction.

•The named Chief Compliance Officer above will disseminate its rules regarding Insider Trading and Fire Walls as part of its Code of Ethics at least annually to each supervised persons or affiliate of the group. Each supervised person or affiliate will be asked to acknowledge the receipt of the code by signing a form.

•Acuitas will also require that each access person provide the CCO with information regarding his/her personal trading activity, including the following: name of security bought or sold, price paid for the security, date of the purchase or sale, and the custodian of the position or the portfolio. The list will be provided not less often than quarterly through the delivery of duplicate statements, or at the request of the CCO.

Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Acuitas has adopted the policies below to guide employees with respect to gifts and entertainment.

•Supervised persons should not accept or provide any gifts or favors that might influence decisions of the supervised person or the recipient in business transactions involving Acuitas, or that others might reasonably believe would influence those decisions.

•Supervised persons may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable, not lavish or extravagant in nature. Regardless of whether the supervised person is accompanied to the event by the giver, if the value of the meal, event, etc. is greater than $300, the supervised person must follow the reporting guidelines discussed below.

•Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on occasional basis. Examples would include holiday gift baskets. The supervised person must follow the reporting guidelines discussed below for any gift, regardless of value.

•Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

•Any supervised person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Acuitas, including gifts and gratuities, with value in excess of $100 per year must obtain consent from the Chief Compliance Officer before accepting such gift. All gifts, even those below the $100 threshold, should be reported in the Acuitas gift log.

•As noted above, the reporting requirement applies to bona fide dining or bona fide entertainment with a value above $300 if, during such dining or entertainment, the employees is accompanied by the person or representative of the entity that does business with Acuitas. If the supervised person is not accompanied by a representative of the entity that does business with Acuitas, dining and entertainment with a value above $100 must be reported.

•This gift reporting is for the purpose of helping Acuitas monitor supervised persons. However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this section, or anywhere else in this Code. Any questions or concerns about the appropriateness of a gift should be referred to the Chief Compliance Officer and the Chief Investment Officer.

Political Contributions

Various federal, state and local laws restrict political activities by entities, such as investment advisers or broker-dealers, who do business with government entities, and their use of placement agents to solicit government business. The intent of these laws is to remove the connection between political contributions to government officials who may have influence over the awarding of government and public pension business. The practices, known as "pay-to-play", distort the process by which entities are selected for public pension plan contracts and may harm the public pension plans insofar as the plans may subsequently receive inferior services and pay higher fees.

Investment advisers and broker-dealers must take reasonable steps to:

•Ensure that any political activities they engage in are not intended to influence or induce the obtaining or retaining of business and

•Conform their political involvement to all applicable laws or regulations.

Acuitas has instituted policies and procedures to comply with these laws. Acuitas, its employees and affiliates must obtain prior approval of Acuitas' Chief Compliance Officer before making, or directing or soliciting any other person to make, any political contribution or provide anything else of value to a government official or political organization for the purpose of influencing or inducing the obtaining or retaining of investment advisory services business. Any supervised person, who provides, directly or indirectly, any political contribution to an official for election below the de minimis of $350 (within voting district) and $150 (outside voting district) per official, per election, is acceptable and not considered a violation of the rule.